FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2005 RESULTS

COLUMBUS, Ohio – August 4, 2005 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the second quarter and six months ended June 30, 2005.

The Company recorded net income for the second quarter of 2005 of $1,735,000, or $.18 per basic and $.17 per diluted share, compared with $1,310,000, or $.13 per basic and diluted share, in the second quarter of 2004. Included in the second quarter 2005 net income was a one time charge to income tax expense of $193,000 or $.02 per basic and diluted share, resulting from the recently enacted changes to the State of Ohio tax code. Total net sales for the second quarter were $33,659,000, compared with $26,607,000 in the same quarter of 2004. Product sales for the three months ended June 30, 2005 increased 22 percent, to $31,999,000, from $26,288,000 for the similar period in 2004. Tooling sales totaled $1,660,000 for the second quarter 2005 versus $319,000 for the similar time period in 2004. Revenue from tooling projects is sporadic in nature and does not represent a recurring trend.

For the first six months of 2005, net income was $3,691,000, or $.38 per basic and $.36 per diluted share, compared with $1,855,000, or $.19 per basic and diluted share, in the similar period of 2004. Included in the first six months of 2005 net income was a one time charge to income tax expense of $193,000 or $.02 per basic and diluted share, resulting from the recently enacted changes to the State of Ohio tax code. Total net sales for the first six months of 2005 were $66,176,000, compared with $50,848,000 in the first half of 2004. Product sales for the first six months of 2005 increased 23 percent to $62,217,000 from $50,395,000 for the similar period in 2004. Tooling sales totaled $3,959,000 for the first six months of 2005 versus $453,000 for the similar period in 2004.

“The Company remains on pace for a record sales year,” said James L. Simonton, president and chief executive officer. “We continue to benefit from the economic recovery and the near term outlook remains favorable. We are continuing our efforts to grow our business and diversify our customer base and production processes.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT) resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.
Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/05	06/30/04	6/30/05	6/30/04
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$31,999	$26,288	$62,217	$50,395
Tooling Sales	1,660	319	3,959	453

Net Sales	33,659	26,607	66,176	50,848
Cost of Sales	26,918	21,531	53,034	41,792

Gross Margin	6,741	5,076	13,142	9,056
Selling, General and Admin. Expense	3,502	2,748	6,588	5,600

Operating Income	3,239	2,328	6,554	3,456
Interest Expense – Net	162	234	336	470

Income before Taxes	3,077	2,094	6,218	2,986
Income Tax Expense	1,342	784	2,527	1,131

Net Income	$1,735	$1,310	$3,691	$1,855

Net Income per Common Share
Basic	$0.18	$0.13	$0.38	$0.19
Diluted	$0.17	$0.13	$0.36	$0.19

Weighted Average Shares Outstanding:
Basic	9,858	9,779	9,819	9,779

Diluted	10,510	9,889	10,306	9,892

Condensed Balance Sheet
(in thousands)

	As of	As of
	06/30/05	12/31/04
	(Unaudited)
Assets

Cash and Investments	$6,250	$5,358
Accounts Receivable	23,314	19,131
Inventories	6,118	6,544
Other Current Assets	4,093	4,165
Property, Plant & Equipment – net	22,357	22,730
Deferred Tax Asset – net	6,974	9,362
Other Assets	1,532	1,670

Total Assets	$70,638	$68,960

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,756	$1,736
Current Portion of Long-term Gain	454	454
Accounts Payable	11,146	14,054
Accrued Liabilities	5,995	5,424
Long-term Debt	10,488	11,371
Interest Rate Swaps	359	475
Graduated Lease Payments	371	486
Deferred Long-term Gain	421	648
Post Retirement Benefits Liability	8,973	8,035
Stockholders’ Equity	30,675	26,277

Total Liabilities and Stockholders’ Equity	$70,638	$68,960